Exhibit 4(c)(iii)
Life Insurance Company (U.S.A.)
WAIVER OF WITHDRAWAL CHARGE ENDORSEMENT
We agree to waive any applicable Withdrawal Charge prior to the date annuity payments have commenced if 1) beginning at least 30 days after the Effective Date of the contract a Covered Person is determined by a licensed health care practitioner to have a Chronic Illness and is receiving Qualified Long Term Care Services and 2) the Covered Person’s attained age is less than 80 on the Effective Date of the contract.
Definitions
“Activities of Daily Living” means the following activities:
•	Bathing, which means washing oneself by sponge bath; or in either a tub or shower, including the task of getting into or out of the tub or shower.

•	Continence, which means the ability to maintain control of bowel and bladder functions; and when unable to maintain control of bowel or bladder functions, the ability to perform associated personal hygiene (including caring for catheter or colostomy bag).

•	Dressing, which means putting on and taking off all items of clothing and any necessary braces, fasteners, or artificial limbs.

•	Eating, which means feeding oneself by getting food into the body from a receptacle (such as a plate, cup, or table) or by feeding tube or intravenously. Eating does not include preparing a meal.

•	Toileting, which means getting to and from the toilet, getting on and off the toilet, and performing associated personal hygiene.

•	Transferring, which means moving into or out of a bed, chair, or wheelchair. Transferring does not include the task of getting into or out of the tub or shower.
”Chronic Illness” means the covered person:
•	Is unable to perform (without Human Assistance) at least two Activities of Daily Living for a period of at least 90 days due to the loss of functional capacity;

•	Has a level of disability similar to the level of disability described above; or

•	Requires Human Assistance to protect such individual from threats to health and safety due to severe cognitive impairment.
“Cognitive Impairment” means a deficiency in a person’s short-term or long-term memory; orientation as to person, place, and time; deductive or abstract reasoning; or judgment as it relates to safety awareness.
“Covered Person” means the Owner and the Owner’s Spouse. “Covered Person” will mean the Annuitant and the Annuitant’s Spouse if the contract is owned by a Trust.
“Human Assistance” means physical, hands on, assistance in the case of Physical Impairment or verbal direction or supervision in the case of a Cognitive Impairment, which helps another person to perform Activities of Daily Living.
“Licensed Health Care Practitioner” means any physician (as defined in Section 1861 (r )(1) of the federal Social Security Act) and any registered professional nurse, licensed social worker, or other individual who meets such requirements as may be prescribed by the federal Secretary of Health and Human Services, or as defined in the federal Health Insurance Portability and Accountability Act or any successor law or any regulation promulgated thereunder. The Licensed Health Care Practitioner must be acting within the scope of his or her license in the state of licensure when providing covered services or performing actions required by the contract.
“Physical Impairment” means a loss of physical functioning which interferes with a person’s ability to perform the Activities of Daily Living. A person with a physical impairment would require hands-on Human Assistance in order to perform the Activities of Daily Living.

00NHCI ed. 3/03	MA

“Qualified Long-Term Care Services” means the necessary diagnostic, preventative, therapeutic, curing, treating, mitigating, and rehabilitative services, and maintenance or personal care services that are required by a chronically ill individual and are provided pursuant to a plan of care prescribed by a licensed health care practitioner.
Benefit Procedure
A written request for a withdrawal and adequate proof Chronic Illness and receipt of Qualified Long-Term Care Services must be received by us no later than 90 days, or as soon thereafter as reasonably possible, from the date of diagnosis of a Chronic Illness or from the date Qualified Long-Term Care Services cease.
Restriction on Use of Proceeds
You may use the money you receive from this product for any purpose, unless you qualify for benefits because of Chronic Illness only. If you qualify for benefits because of Chronic Illness only, you may use the benefits to pay for Qualified Long-Term Care Services only.
Signed for the Company at Boston, Massachusetts.
Secretary